Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES REPORTS OPERATING RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS OF FY2006

ABILENE, Kan. (August 25, 2005) — Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), which operates 248 full-line discount and hometown variety stores in 21 central states, today announced its operating results for the second quarter and first six months of FY2006.

Net sales from continuing operations for the second quarter increased 6.3% to $108.7 million, while same-store sales increased 3.5% when compared with the prior-year quarter.

Net loss for the second quarter of FY2006 was ($294,000), or ($0.07) per diluted share, compared with net earnings of $1,187,000, or $0.27 per diluted share, in the quarter ended August 1, 2004.

President and CEO Bruce Dale stated, “Although our first half financial performance is not what we want it to be, we are confident we are taking the steps necessary to position the Company for a good second half and beyond. Distressed inventory, including approximately $3.5 million (at retail) of 2004 apparel, has been eliminated. Additionally, our plans to liquidate seasonal product within the same season resulted in the Company having a very good inventory quality as we go into the fall.”

Dale continued, “Many new updated merchandise assortments are in place with early signs of better than expected results. These include categories in both our apparel and hardlines departments. We are particularly excited about initial results in much of our new fall apparel.”

“We continue to execute our cost reduction initiatives,” Dale added, “as well as our strategy to liquidate unneeded or non productive assets. After the end of the second quarter we completed the sale of our two gas stations and two company airplanes, and we are actively marketing over $2 million of vacant land and unused buildings.”

Dale concluded, “The last few months have included a great deal of foundational steps necessary for the long-term health of our Company. Our goal is to dramatically improve our return on equity (ROE) and get Duckwall-ALCO back on a growth path. We’ve taken some major, often painful, steps towards that end and are now focused on developing a 5-year growth plan.”

Gross margin for the second quarter declined 270 basis points to 30.1% of sales from 32.8% last year. The entire decline is attributable to higher markdowns ($2.9 million) as a result of our efforts to improve shareholder value by reducing our inventory levels, which were down a total of over $14 million compared to last year. Of that inventory decline, we estimate that approximately $4 million to $5 million was due to cleanup of inventory that is not part of our current assortment. Other factors affecting margin this month included higher shrink and transportation costs, offset by an improved mix of sales and higher markup.

Cost cutting is one of Duckwall-ALCO’s top priorities to improve shareholder value and the Company has identified approximately $4M (annualized) of expense savings to-date. The largest components of those savings are $2.2M (annualized starting 5/1/05) from the office workforce reduction in May this year and approximately $1M (annualized starting 8/1/05) of savings in medical insurance. The Company is taking aggressive action to lower its expenses where appropriate.

Operating expenses for the second quarter declined 170 basis points to 28.9% of sales from 30.6% last year. Of that decline, $550,000 (51 basis points or $.09 per diluted share) of savings resulted from the workforce reduction at the general office that occurred at the beginning of May 2005 (expected to save $2.2M annually). The Company also experienced lower remodel expense as a result of cutting back on the remodel program and lower depreciation and amortization, profit sharing and incentive compensation costs. Also contributing to the decline was a reduction of general insurance costs of $1.3M (120 basis points, or $0.21 per diluted share) as a result of adjustments to insurance reserves due to the latest forecasts from the Company’s actuaries. These were partially offset by a reduction in income related to layaways as a result of a one-time adjustment last year ($275,000 or 25 basis points), increases in costs associated with our store manager training program and compliance with Sarbanes-Oxley.

Net loss for the first six months of FY2006 was ($3,024,000), or ($0.71) per diluted share, compared with net earnings of $1,874,000, or $0.42 per diluted share in the first six months of FY2005.

Net sales from continuing operations for the first six months of FY2006 increased 4.6% to $206.7 million, while same-store sales increased 1.7% when compared with the comparable period in the prior-year.

Gross margin for the first six months declined 230 basis points to 30.6% of sales from 32.9% last year. Of this decline, approximately 190 basis points are related to higher markdowns in both the first and second quarters to reduce inventory levels, as outlined earlier. The remainder is due primarily to higher transportation and shrink costs as well as an unfavorable mix of sales and markup primarily in the first quarter.

Operating expenses for the first six months declined 40 basis points to 30.7% of sales this year from 31.1% last year. The workforce reduction mentioned earlier resulted in a savings of $550,000 (28 basis points or $0.08 per diluted share). Reductions in general insurance explained earlier also saved $1.3 million (62 basis points or $0.19 per diluted share). Other reductions also occurred in profit sharing, store remodeling, the distribution center and depreciation and amortization expenses. These were partially offset by $734,000 (36 basis points or $0.11 per diluted share) of one-time costs associated with the workforce reduction in the first quarter, retirement of the former CEO and hiring the new CEO, and a reduction in income related to layaways as a result of a $275,000 one time adjustment last year. The Company also experienced increased costs for its store manager training program, credit card fees and costs associated with compliance with Sarbanes-Oxley.

Stock Buyback Program Update

During the second quarter of FY2006, the Company purchased and retired 83,571 shares at an average price of $21.50. This leaves a total of 242,829 shares to repurchase under the two prior Board authorizations, totaling 1,411,000 shares, from 1998 and 1999.

Also, as previously announced on April 21, 2005, the Company entered into an agreement to purchase from the Kenneth A. Macke Revocable Trust 399,362 shares (almost 9% of outstanding stock) of its own common stock for cash equal to $18.00 per share. Kathleen O. Macke is the trustee of the trust and K&A Asset Management LLC is the investment advisor to Mrs. Macke and the trust. The agreement was reached pursuant to arms-length negotiations between the Company and the investment advisor for the trust. The transaction closed and the shares were retired late in the first quarter of the current fiscal year. The Board of Directors expressly approved this transaction.

The Board of Directors at its recent meeting adopted a 10b5 plan and expects to continue to repurchase shares both through the 10b5 plan and as other opportunities arise.

Store Operations Update

During the quarter, the Company opened 2 new ALCO stores (NM and TX) and no new Duckwall stores. For the first six months of FY2006, the company has opened 1 Duckwall and 2 ALCO stores. For the full year, the Company plans to open an estimated total of 1 Duckwall and 7 ALCO stores.

On March 17, 2005, the Company announced that, as one of several initiatives designed to improve performance for its shareholders, Duckwall-ALCO would close 20 stores (8 ALCO’s and 12 Duckwall’s) that do not meet the Company’s minimum return on investment threshold. The process of closing those stores was completed on schedule in early June 2005.

The Company originally estimated that the aggregate cost to close these stores, before income taxes, would be in the range of $3,800,000 to $$4,800,000 and that the majority of that expense would be recorded in the first and second quarters of the current fiscal year (2006). The Company is pleased to report that its latest projection of the total cost is now at the low end of its original projected range. Of that cost, $2.0M was recorded in the first quarter and $1.6M was recorded in the second quarter.

Of the 20 stores that closed, 18 were leased and 2 were owned. The Company has placed the 2 owned stores up for sale and, where appropriate, is attempting to sublease or negotiate with the landlords to minimize its remaining lease obligations in the 18 leased locations.

Closing these stores is expected to have a positive impact on the Company’s return on assets (ROA). Last year for the full fiscal year (FY2005), those stores had operating income of $392,000 before income taxes.

The Company closed a total of 8 ALCO and 6 Duckwall stores during the second quarter. These closings were part of the 20 store closings announced on March 17, of which 6 were completed in the first quarter. The financial results of stores closed or in the process of liquidation, including the cost of closing, for both fiscal 2006 and fiscal 2005 are carried as discontinued operations and resulted in a net loss during the second quarter of fiscal 2006 of ($993,000), or ($0.24) per diluted share. This compares with a net loss from discontinued operations of ($14,000), or ($0.0) per diluted share in the first quarter of FY2005.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. eastern time on September 6, 2005, to discuss its operating results for the quarter ended July 31, 2005, in greater detail. The dial-in number for the conference call is 800-811-7286 (international/local participants dial 913-981-4902), and the Confirmation Code is 1707246. Parties interested in participating in the conference call should dial in approximately five minutes prior to 11:15 a.m. eastern time. A replay of the call will be available two hours after completion from September 6 through September 20 by dialing 888-203-1112 or for international/local callers by dialing 719-457-0820. The Replay Passcode is 1707246

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 248 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
website: www.alcostores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
e-mail: dhagen@hagenandpartners.com

- Tables to follow -

DUCKWALL-ALCO STORES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004

Net sales	$108,679	$102,286	$206,705	$197,637
Cost of sales	75,996	68,736	143,462	132,582

Gross profit	32,683	33,550	63,243	65,055

Selling, general and administrative	29,878	29,700	60,470	58,230
Depreciation and amortization	1,478	1,633	3,025	3,332

Total operating expenses	31,356	31,333	63,495	61,562

Operating income (loss) from
continuing operations	1,327	2,217	(252)	3,493
Interest expense	245	279	455	561

Earnings (loss) from continuing
operations before income taxes	1,082	1,938	(707)	2,932

Income tax expense (benefit)	383	737	(250)	1,114

Earnings (loss) from continuing operations	699	1,201	(457)	1,818

Earnings / (loss) from discontinued
operations, net of income tax	(993)	(14)	(2,567)	56

Net earnings / (loss)	$ (294)	$ 1,187	$ (3,024)	$ 1,874

Per share data (diluted):

Earnings (loss) from continuing operations	$0.17	$0.27	($0.11)	$0.41

Net earnings / (loss)	($0.07)	$0.27	($0.71)	$0.42

Weighted-average shares outstanding:
Basic	4,066	4,367	4,252	4,344
Diluted	4,101	4,465	4,252	4,444

DUCKWALL-ALCO STORES, INC.
Consolidated Balance Sheet
(In thousands)
Unaudited

	July 31, 2005	August 1, 2004

Assets
Current assets:
Cash and cash equivalents	$ 2,696	$ 2,049
Receivables	1,003	1,865
Refundable income tax	1,865	295
Inventories	118,718	133,069
Prepaid expenses	2,310	2,335
Property held for sale	577	-

Total current assets	127,169	139,613

Property and equipment	87,685	89,449
Less accumulated amortization	63,464	62,558

Net property and equipment	24,221	26,891

Property under capital leases, net of accum. amortization	2,287	2,812
Other non-current assets	108	127
Deferred income taxes	1,350	1,033

Total assets	$ 155,135	$ 170,476

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$ -	$ 271
Current maturities of capital lease obligations	856	802
Accounts payable	25,037	27,352
Accrued salaries and commissions	5,319	4,185
Accrued taxes other than income	4,925	5,099
Other current liabilities	5,895	4,471
Deferred income taxes	916	1,667

Total current liabilities	42,948	43,847

Notes payable under revolving loan credit facility	4,495	9,004
Capital lease obligations, less current maturities	3,298	4,182
Other noncurrent liabilities	1,420	1,296
Deferred Revenue	-	210

Total liabilities	52,161	58,539

Stockholders’ equity
Common Stock, $.0001 par value, authorized
20,000,000 shares in 2005 and 2004; issued
and outstanding 4,017,939 and 4,380,203
shares in 2005 and 2004, respectively	1	1

Additional paid-in capital	42,211	50,199
Retained earnings	60,762	61,737

Total Stockholder’s equity	102,974	111,937

Total liabilities and stockholder’s equity	$ 155,135	$ 170,476